Exhibit 99.1

FOR IMMEDIATE RELEASE	March 2, 2004

For further information contact:
Myra Borshoff
Borshoff Johnson Matthews
(317) 631-6400
(317) 710-2127 (Cell)
mborshoff@bjmpr.com

Galyan's Announces Resignation of Robert B. Mang as Chairman and
Chief Executive Officer of the Company

Galyan's Announces Promotion of Edwin J. Holman to Chief Executive Officer

PLAINFIELD, IN – March 2, 2004—Galyan’s Trading Company, Inc. (NASDAQ:GLYN) today announced the resignation of Robert B. Mang, Chairman and Chief Executive Officer of the Company. Edwin J. Holman, currently the President and Chief Operating Officer of the Company, has been elected by the Company’s board of directors to succeed Mr. Mang as Chief Executive Officer, effective immediately.

Mr. Mang has resigned for personal reasons and is expected to remain with the Company for up to three months as an employee in order to facilitate the management transition. The Company will immediately begin a search for a new Chief Merchandising Officer who will assume Mr. Mang’s previous responsibilities for marketing and merchandising.

Edwin J. Holman stated, “The transition from Bob to me will be seamless in nature. I am most excited about the future of Galyan’s and our prospects for positioning the Company as one of the premier sporting goods retailers. While fiscal 2003 was a difficult year, it helped us address several business issues that will benefit the Company going forward. I look forward to working with our management team and our associates to realize mutual success in achieving the Company’s goals.”

Prior to joining the Company in September 2003, Mr. Holman was most recently the President and Chief Operating Officer of Bloomingdale’s, a division of Federated Department Stores, a position he held for the previous three years.

Robert B. Mang stated, “I have truly enjoyed my time here at Galyan’s, a company that I believe has a strong future under the leadership of Ed Holman, a talented and capable executive. It is now time for me to focus on my family and other aspects of my life. I’ll miss working with the fine team of executives that operate the Company and wish the Company success and prosperity in the future.”

About Galyan’s Sports and Outdoor Adventure

Galyan’s is an active lifestyle retailer that anticipates and focuses on the latest in sports, fitness, outdoor recreation and apparel. Galyan’s operates 44 stores in 20 states with unique designs to merchandise not only the equipment for hundreds of popular active lifestyle activities, but also the footwear, apparel and accessories that go along with them.

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